Exhibit 4.3

FinVolution Group - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number:	Shares

Share capital is US$500,000 divided into

(i) 10,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each,

(ii) 10,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each, and

(iii) 30,000,000,000 shares of a par value of USD$0.00001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on		By:

Director	————————————————